UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 20, 2009

ADVANCE DISPLAY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

COLORADO	0-15224	84-0969445
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7334 So. Alton Way, Suite F	Centennial, Colorado	80112
(Address of principal executive offices)	(City, State)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 267-0111

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02.                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c)           Effective July 20, 2009, Gregory L. Heacock, age 49, was appointed Vice President, Research & Development and Chief Technology Officer of Advance Display Technologies, Inc. (the “Company”).  Prior to joining the Company, Mr. Heacock co-founded Sensor LLC, a material science development company for the medical industry and served as its Vice President, Research & Development from December 2006 to July 2009.  From October 2003 to December 2006, Mr. Heacock served as Director of Engineering, Visient Division of Light Sciences Corporation, a medical research company.  Mr. Heacock was also the co-founder and Chief Scientist of Retinal Technologies Inc., (now Retica Systems Inc.), a company specializing in high security biometric identification from September 2002 to September 2003.  Prior to that, Mr. Heacock was the Research Fellow at eMagin Inc. (Virtual Vision) and the Research Director for Ocular Instruments Inc.

Unless his compensation is modified by the Compensation Committee of the Board of Directors, Mr. Heacock will be paid an annual salary of $180,000 and is entitled to the same employee benefits the Company provides to its other full time employees.  Mr. Heacock is also eligible for additional incentive based compensation in the future as may be awarded by the Compensation Committee, in its sole discretion.  There are no other agreements or understandings in place at this time concerning Mr. Heacock’s compensation by the Company.

While Mr. Heacock has not entered into an employment agreement with the Company and therefore has no right to continued employment in the future, he did execute a standard Employee Agreement (the “Agreement”) that contains nondisclosure, noncompetition and similar covenants, including an assignment to the Company of any newly developed intellectual property while he is employed by the Company.  The Agreement also confirms that he has been hired as an “at will” employee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 22, 2009                                                                           ADVANCE DISPLAY TECHNOLOGIES, INC.

                                    By: /s/ Matthew W. Shankle
                           Matthew W. Shankle, President